EXHIBIT 99.1

REGENERON	REGENERON PHARMACEUTICALS, INC.
777 OLD SAW MILL RIVER ROAD
TARRYTOWN, NY 10591
TELEPHONE: 914-345-7400
FAX: 914-345-7797
VEGF TRAP ONCOLOGY PROGRAM WITH SANOFI-AVENTIS
PLANNED TO EXPAND RAPIDLY
Regeneron Updates Clinical Programs and Financial Guidance
September 26, 2005 (Tarrytown, NY) – Regeneron Pharmaceuticals, Inc. (Nasdaq: REGN) today described plans with the sanofi-aventis Group to expand the VEGF Trap oncology program and provided an update of its development pipeline and financial guidance. Leonard S. Schleifer, M.D., Ph.D., chief executive officer and president of Regeneron, will discuss the Company’s plans at the UBS Global Life Sciences Conference on Tuesday, September 27 at 12:00 PM (EDT). The presentation will be webcast live in the investor relations section of the Company’s website (www.regeneron.com) and be available at that link through October 26, 2005.
VEGF Trap Program in Oncology
Regeneron and sanofi-aventis, who are collaborating in the development and commercialization of the Vascular Endothelial Growth Factor (VEGF) Trap in oncology, are expanding the VEGF Trap development program. The companies plan to initiate up to six new efficacy/safety trials, and up to ten additional trials may be conducted through the National Cancer Institute (NCI) under a Clinical Trials Agreement between the Cancer Therapeutics Evaluation Program (CTEP), NCI, and sanofi-aventis.
Three of the efficacy/safety studies are designed as single-agent trials that will be conducted in a variety of indications, including one that has already received fast track designation from the U.S. Food and Drug Administration (FDA). These studies are planned to begin in the fourth quarter of 2005 and the first quarter of 2006.
Three other efficacy/safety studies will evaluate the VEGF Trap in combination with standard chemotherapy regimens in patients with different cancer types. Two of these studies could begin as early as the second half of 2006, following successful completion of initial combination safety and tolerability studies. Two safety and tolerability combination studies are ongoing, and three more are scheduled to begin as early as the fourth quarter of 2005.
In addition, CTEP plans to sponsor up to ten exploratory efficacy/safety studies evaluating the VEGF Trap in a variety of cancer types. These trials are planned to start in 2006.
VEGF Trap Program in Eye Disease
Regeneron is developing the VEGF Trap for the treatment of the neovascular form of age-related macular degeneration (wet AMD) utilizing intravitreal (or direct) injection into the eye. A Phase 1 dose-escalating study to assess the safety and tolerability of the VEGF Trap commenced in June 2005. Regeneron could initiate a Phase 2 trial in this indication as early as late 2005 or early 2006. Preclinical data, clinical trial results from the Company’s intravenous (systemic delivery) VEGF Trap Phase 1 trial in wet AMD, and clinical results from other molecules that target VEGF provide a strong rationale for this program. There are approximately 1.6 million people in the United States who are affected by wet AMD.
IL-1 Trap Development Program
Regeneron’s Interleukin (IL-1) Trap program is directed towards diseases where IL-1 may play an important role. In the fourth quarter of 2004, the Company initiated a pilot study of the IL-1 Trap in patients with CIAS1-associated periodic syndrome (CAPS), a spectrum of rare genetic diseases. Preliminary clinical data from this study have been encouraging. Regeneron is currently in discussions with the FDA to finalize the design of a pivotal registration study, which is planned to begin in the fourth quarter of 2005.
In the fourth quarter of 2005, Regeneron plans to initiate a pilot study in systemic onset juvenile idiopathic arthritis (SoJIA), a disease in which IL-1 is believed to play an important role. It is estimated that between 5,000-10,000 children in the United States suffer from SoJIA, which continues to be a disease with a major unmet medical need.
The Company has also initiated pilot studies in osteoarthritis (OA) and polymyalgia rheumatica (PMR). In addition, at the American Heart Association Scientific Sessions meeting in November 2005, the Company will report positive preliminary data from a pilot study indicating that the IL-1 Trap provided prolonged suppression of C-reactive Protein (CRP), a marker of inflammation, in otherwise healthy adults.
Regeneron has discontinued development of the IL-1 Trap in adult rheumatoid arthritis. The increasing number of treatments approved or in development for adult rheumatoid arthritis makes development and commercialization of new treatments for this disease extremely challenging.
Updated Financial Guidance
Regeneron expects to end 2005 with $285 — $295 million of cash and marketable securities and believes that, based on current plans, it has sufficient funds to operate through mid-2008. Sanofi-aventis funds 100 percent of VEGF Trap oncology development costs, of which 50 percent are repayable to sanofi-aventis following commercialization of the VEGF Trap. Regeneron currently funds the VEGF Trap eye program, and will seek to partner this program prior to initiating

Phase 3 development.
Regeneron plans to reduce its workforce from the current level of 730 to approximately 565. The reductions result principally from narrowing the focus of the Company’s research and development efforts, substantial improvements in manufacturing productivity, and the expected completion of contract manufacturing for Merck & Co., Inc. in late 2006. The majority of this reduction will occur by the end of 2005 with the remainder in 2006 following the completion of contract manufacturing.
About Regeneron Pharmaceuticals
Regeneron is a biopharmaceutical company that discovers, develops, and intends to commercialize therapeutic medicines for the treatment of serious medical conditions. Regeneron has therapeutic candidates in clinical trials for the potential treatment of cancer, eye diseases, and inflammatory diseases and has preclinical programs in other diseases and disorders.
This news release discusses historical information and includes forward-looking statements about Regeneron and its products, programs, finances, and business, all of which involve a number of risks and uncertainties, such as risks associated with preclinical and clinical development of drugs and biologics, determinations by regulatory and administrative governmental authorities, competitive factors, technological developments, unanticipated expenses, the availability and cost of capital, the costs of developing, producing, and selling products, the potential for any collaboration agreement to be canceled or to terminate without any product success, and other material risks. A more complete description of these risks can be found in Regeneron’s filings with the United States Securities and Exchange Commission (SEC), including its Form 10-K for the year ended December 31, 2004 and the Form 10-Q dated June 30, 2005. Regeneron does not undertake any obligation to update publicly any forward-looking statement, whether as a result of new information, future events, or otherwise unless required by law.
###

Contact Information: Investors: Charles Poole Vice President, Investor Relations (914) 345-7640 charles.poole@regeneron.com	Media: Lauren Tortorete Media Relations (212) 845-5609 ltortorete@biosector2.com
Additional information about Regeneron and recent news releases are available on Regeneron’s worldwide web site at www.regeneron.com

8